Exhibit 99.2

@NFX is periodically published to keep shareholders aware of current operating activities at Newfield. It may include estimates of expected production volumes, costs and expenses, recent changes to hedging positions and commodity pricing.

July 25, 2007

This edition of @NFX includes:

•	Update on Recent Operating Activities

•	2007 and 2008 Production Guidance

•	Updated Tables Detailing Complete Hedging Positions

RECENT ACTIVITIES

Rocky Mountains Acquisition - On June 29, we closed on our previously announced acquisition of Stone Energy Corporation’s Rocky Mountain assets for $577 million. The assets expand our presence in the Uinta Basin and provide an entry into large developments in many of the Rocky Mountain’s most attractive areas. This acquisition increased our holdings by nearly 600,000 net acres.

Sale of our GOM Shelf Assets - On June 21, 2007, we entered into a purchase and sale agreement with McMoRan Exploration Co. to sell our Gulf of Mexico shelf assets for $1.1 billion in cash and the assumption of liabilities associated with the abandonment of wells and platforms. We anticipate closing the transaction in early August 2007.

Asset Divestitures - We are marketing all our subsidiaries that do business in the U.K. North Sea, our producing fields in Bohai Bay and select properties onshore U.S. In the U.K., management presentations to more than a dozen potential buyers have taken place over the last several weeks and bids are due in early August. Proceeds from these sales will pay down short-term debt associated primarily with the recent Rocky Mountain acquisition, as well as to fund a portion of this year’s capital investment program.

2007 Production Guidance

The following table details 2007 estimated production guidance before planned asset sales and acquisitions, the impact of planned asset sales and acquisitions on second half 2007 volumes and a revised estimate for 2007.

	1H07a	2H07e Before Acq. and Sales	2007e Before Acq. and Sales	Impact of Acq. and Sales on 2007e	Revised 2007e (Bcfe)
Domestic:
GOM Shelf (1)	43.4	43 - 44	86 - 87	(37)	48 - 50
GOM Deepwater(2)	6.9	8 - 9	15 - 16	(1)	14 - 15
Onshore U.S. (3)	79.4	82 - 90	161 - 169	4	165 - 173
International:
U.K. (4)	0.4	4 - 4.5	4.5 - 5	(3)	1.5 - 2
China (5)	2.7	1.5 - 1.7	4 - 4.5	(1)	3 - 3.5
Malaysia	2.7	5 - 6	8 - 9	n/a	8 - 9
Total	135.5	144 - 155	279 - 291	(38)	240 - 253

(1) On June 20, the Company announced the sale of its Gulf of Mexico shelf assets to McMoRan for $1.1 billion, plus the assumption of abandonment obligations. Guidance assumes the transaction closes in early August 2007.
(2) Reduction relates to deepwater assets included in the sale to McMoRan.
(3) On June 29, the Company closed on its acquisition of Stone Energy Corporation’s Rocky Mountain assets. Guidance includes 7 Bcfe for this acquisition. Guidance assumes planned producing property sales in South Texas and the Mid-Continent would occur late in the third quarter of 2007.
(4) Newfield is marketing all of its subsidiaries that do business in the U.K. North Sea. Guidance assumes closing would occur late in the third quarter of 2007.
(5) Newfield is marketing its producing fields in Bohai Bay. Guidance assumes closing would occur in the fourth quarter of 2007.

“Our production in the second quarter was strong and provides great momentum as we move into the remainder of 2007 and into 2008,” said David A. Trice, Newfield Chairman, President and CEO. “The sources of our production growth are diverse -- we hit new production highs in our Woodford Shale Play, in the Val Verde Basin and in our South Texas JV. Although not reflected in our second quarter results, we recently commenced production from significant new developments offshore Malaysia and in the deepwater Gulf of Mexico. These fields will add significant volumes in the second half of 2007 and in 2008.

“Our production guidance for the full year 2007 is well ahead of our previously provided forecast,” continued Trice. “In fact, if you consider the anticipated sale of approximately 45 Bcfe of production in 2007, our full-year volumes would have been above our previous full year 2007 guidance of 265 - 279 Bcfe. This is great news and indicates that our development drilling programs are contributing to growth as expected. We are in the process of divesting our assets on the shelf, our subsidiaries in the U.K. North Sea, production in Bohai Bay and select properties in the Mid-Continent and South Texas. For 2008, we expect to have at least 10% pro-forma production growth - or a range of 215 - 230 Bcfe.”

FOCUS AREA UPDATES

Second Quarter 2007 Drilling Activity
	NFX Operated	Non Operated	Gross Wells	Dry Holes
Mid-Continent	40	18	58	0
Rocky Mount.	52	2	54	3
Onshore GC	15	10	25	2
Gulf of Mexico	4	0	4	0
International	3	1	4	3
Total:	114	31	145	8

Year-to-date 2007 Drilling Activity
	NFX Operated	Non Operated	Gross Wells	Dry Holes
Mid-Continent	68	31	99	0
Rocky Mount.	92	2	94	4
Onshore GC	28	13	41	3
Gulf of Mexico	11	0	11	2
International	6	6	12	5
Total:	205	52	257	14

MID-CONTINENT

For 2007, we expect to drill approximately 300 wells. We are running 20 operated rigs in the Mid-Continent at this time.

Texas Wash Play
In the Stiles/Britt Ranch Field, located in Wheeler County, Texas, we are currently running five rigs. Three of the rigs are drilling from development pads designed to support multiple wells. Pad drilling is lowering finding and development costs and improving our returns in this area. We currently hold 10,400 gross acres and our working interest is predominantly 100%.

During the second quarter, the Stiles/Britt Ranch Field reached a new production high of 74 MMcfe/d gross. We have approximately 200 locations left to drill on 40-acre spacing.

We plan to drill 40-45 wells at Stiles Ranch during 2007 with two-thirds of those wells being drilled from common well site pads. The “lessons learned” from pad drilling at Stiles are applicable to the Company’s development of the Woodford Shale Play.

Woodford Shale Play
Gross daily production in the Woodford Shale is now 115 MMcfe/d. We are operating 13 of the 45 industry rigs in the Woodford and remain the most active driller. To date, the industry has spud 291 horizontal wells in the Woodford. We have an interest in approximately 175 of the total wells. Our net acreage in the play continues to expand and today we have interest in more than 150,000 acres. By the end of the third quarter of 2007, we expect that the majority of our acreage in our core footprint will be held by production.

We recently drilled our first 40-acre spacing pilot in the Woodford. The pilots are being drilled to help determine ultimate well spacing for the play’s development phase. The first - called the “Cattle Pilot” -- has four wells drilled on 40-acre spacing. The wells were drilled from stand-alone pads and the lateral portion of the wells were placed approximately 660’ apart (40-acre spacing). The wells are currently being fracture stimulated and first production is expected in August.

ROCKY MOUNTAINS

We closed on our previously announced acquisition of Stone Energy Corporation’s Rocky Mountain assets in late June.

Pinedale Field
We are making plans to begin our 2007 development drilling campaign in the Pinedale with a rig expected to arrive in August. We plan to drill five wells from two separate pads. These will be both 40-acre and 20-acre spacing targets. We have nearly 8,000 acres in the field.

Jonah Field
We will soon spud our first well in the Jonah Field. Our drilling at Jonah is operated by Encana. We expect to participate in at least eight wells in the second half of 2007.

Williston Basin
In the Williston Basin, a joint venture was recently negotiated with another operator to jointly explore on 13,000 acres and to acquire 56-square miles of new 3-D seismic data. The information will be used to identify targets in the prospective Red River B and Madison formations. We have a 40% working interest in this joint venture. We expect to drill several wells in late 2007.

We are currently running two rigs in the Bakken play. Following the drilling of several development wells, we will initiate a re-fracture program to add additional volumes from existing wells.

Monument Butte
We are running four operated rigs in our 100,000-acre Monument Butte Field, located in the Uinta Basin of Utah. We have drilled 93 wells year-to-date and our gross sales averaged around 12,000 BOPD in June. Although hundreds of locations still exist on 40-acre spacing, we continue to drill successful wells on 20-acre spacing. The success of our 20-acre drilling program indicates the potential to drill an additional 1,000 wells or more in this field. We drilled 20 wells on 20-acre spacing and expect to drill 40 in 2007. The wells are drilled from the 40-acre surface locations to minimize environmental disturbance and to expedite permitting.

We have recently applied for permitting to drill up to 20 wells on the acreage covered under our alliance with the Ute Indian Tribe, signed early this year. Under this alliance, we now have access to an additional 47,000 acres immediately north of the Monument Butte Field. Prospective targets here are the same Green River oil sands found in Monument Butte.

Deep Gas - Monument Butte
Through our recent acquisition of Stone Energy Corporation’s assets, we gained additional interests in the deep rights below Monument Butte. We now have an approximate 88% interest throughout the 100,000 acres - the majority of which is held by shallow oil production. Prospective sections are the Blackhawk, Mesa Verde and Wasatch formations (11,000’ - 15,000’). Geophysical work is underway on these prospective horizons today.

Through an alliance with another company, we drilled seven successful wells on our acreage in 2006/2007. We anticipate that 3 - 4 additional wells will be drilled by the end of this year.

Horseshoe Bend
In the Horseshoe Bend Area (northeast of Monument Butte), we drilled four successful wells in late 2006/early 2007. This program “earned” us an interest in more than 32,000 acres. Later this year, we expect to spud a well to test the deeper potential of the Wasatch Formation (>11,000’).

ONSHORE GULF COAST

We currently have seven operated rigs running along the Gulf Coast and are participating in five outside-operated wells.

South Texas JV
Sarita Field, South Texas: Under our joint venture with Exxon-Mobil in South Texas, we have drilled 17 successful wells to date in the East Sarita Field area of Kenedy County. We are running two operated rigs here today. In late June, production associated with the joint venture reached a peak production rate of 82 MMcf/d (gross).

Vicksburg Trend: Along with the work in the Sarita Field, our focus includes the Vicksburg Trend of the Monte Christo and La Reforma Fields of Hidalgo and Brooks Counties, respectively. To date, Newfield has drilled one successful well in Monte Christo, which tested at more than 10 MMcfe/d in the first quarter. We expect to spud our first joint-venture well near the La Reforma Field in August.

We recently signed an agreement with a private company covering a 250-square mile area just south of the East Sarita Field. In the second quarter, we completed the acquisition of a 117-square mile 3-D seismic survey and the data is being processed. We expect initial drilling here in 2008.

Val Verde Basin:
We have more than 16,000 gross acres in the Val Verde Basin of West Texas. During the second quarter, we reached a record level of production from our Val Verde division of 105 MMcfe/d.

Poulter Field - We recently drilled two excellent wells in the field - the Poulter 3404 and 3701 -- each coming on line at approximately 20 MMcf/d (gross). The Poulter Field is located in Terrell County, Texas.

Four Mills - Our recent Whitehead 8502 development well came on line at 8 MMcf/d (gross). An offset well is planned for the third quarter. The wells are being drilled from data acquired in a 2006 3-D seismic program.

We initially entered the Val Verde Basin through our 2002 acquisition of EEX Corp. Since that time, we have been developing this acreage, initially drilling shallow Canyon sand wells mostly in Vinegarone East Field. We have since focused on the Ellenburger Play. We have leased additional acreage in the area and have shot three 3-D seismic surveys. Today, we have two rigs drilling Ellenburger wells in the Val Verde and Edwards Counties at depths ranging from 8,000’ - 12,000'.

GULF OF MEXICO

DEEPWATER
The deepwater Gulf of Mexico will become an increasingly more important part our future. We currently have three producing fields -- Wrigley, Rigel and Glider - and visible production from our PowerPlay and Fastball developments.

Wrigley (MC 506) - Production commenced during early July on our operated Wrigley Field in the deepwater Gulf of Mexico. The field is producing approximately 40 MMcfe/d (gross) and is expected to ramp ramp up to 60 MMcf/d. We have a 50% working interest.

PowerPlay Development (GB 258) - PowerPlay is a field being developed with operator Anadarko. Completion of the well is scheduled for the third quarter. Plans include a sub-sea tie back to Baldpate with first production expected in the second half of 2008. We have a 35% interest in PowerPlay.

Fastball Development (VK 1003) - Fastball found approximately 90’ of net gas pay, exceeding pre-drill expectations. The well tested at 43 MMcf/d and 3,000 BCPD (gross). We are developing it with a sub-sea tie to one of several existing fields in the area with first production expected in first half of 2009. We operate Fastball with a 66% working interest.

INTERNATIONAL

U.K. North Sea
Grove Field: On April 25, the Grove Field in the U.K. North Sea commenced production. The G-1 and G-2 wells have produced as high as 37 MMcfe/d and 38 MMcfe/d, respectively. The field is currently producing 36 MMcfe/d (gross). Newfield plans to sell its subsidiaries which do business in the U.K. and own the Grove and Seven Seas Fields.

Seven Seas: In early July, Newfield drilled a successful appraisal well on its Seven Seas prospect on License Area 48-7C in the U.K. North Sea. The well, located approximately 14 kilometers east of the West Sole Fields, was drilled to appraise a 1990s discovery. The Seven Seas well was drilled horizontally within the reservoir for 3,500 feet and tested at an equipment-limited rate of 47 MMcfe/d. Newfield operates with an 80% interest in this undeveloped field.

Malaysia
Our Abu Field commenced production late in the second quarter of 2007. The field is currently producing 10,000 BOPD and is ramping up to approximately 15,000 BOPD (gross). Due to the timing of oil liftings, reported second quarter 2007 production includes no Abu volumes. We hold a 50% interest.

Development continues at the Puteri Field on PM 318 and the East Belumut and Chermingat Fields on PM 323. Puteri will be on production in late 2007 or early 2008 and will be produced through existing facilities. The East Belumut and Chermingat Fields are expected on-line in 2008. We have an inventory of drilling ideas on both our PM 318 and 323 blocks.

THIRD QUARTER 2007 ESTIMATES

The following estimates include the effects of the recent Rocky Mountain acquisition and the planned sale of the Gulf of Mexico shelf. The estimates do not include any effects from the other planned dispositions.

Natural Gas Production and Pricing The Company’s natural gas production in the third quarter of 2007 is expected to be 45 - 50 Bcf (489 - 543 MMcf/d). This estimate includes approximately 8 - 10 MMcf/d from the Grove Field in the U.K North Sea. Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handling charges, typically average 75 - 85% of the Henry Hub Index. Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the third quarter of 2007 is expected to be 2.1 - 2.3 million barrels (22,800 - 25,000 BOPD). Newfield expects to produce approximately 5,500 BOPD net from its Malaysian operations and approximately 1,500 BOPD net from its China operations. The timing of liftings in Malaysia and China may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $13 - $15 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 - $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Oil production from China typically sells at $10 - $12 per barrel less than WTI. Hedging gains or losses will affect price realizations.

Lease Operating Expense and Production Taxes LOE is expected to be $61 - $68 million ($1.00 - $1.11 per Mcfe) in the third quarter of 2007. This includes major expense of approximately $14 million. LOE, on a unit of production basis, is expected to be lower following the sale of the Company’s Gulf of Mexico shelf assets. (As an example, major expense in the fourth quarter of 2007 is expected to drop to approximately $3 million.) Production taxes in the third quarter of 2007 are expected to be $32 - $35 million ($0.52 - $0.58 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

General and Administrative Expense G&A expense for the third quarter of 2007 is expected to be $36 - $40 million ($0.59 - $0.65 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $16 - $18 million. G&A in the third quarter of 2007 includes approximately $3 million of transaction-related expenses associated with the sale of our Gulf of Mexico shelf assets. G&A expense includes incentive compensation expense, which depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.

Interest Expense The non-capitalized portion of the Company’s interest expense for the third quarter of 2007 is expected to be $25 - $29 million ($0.41 - $0.48 per Mcfe). As of July 24, 2007, Newfield had approximately $1.0 billion outstanding under its credit arrangements. The remainder of debt consists of four separate issuances of notes that in the aggregate total $1,175 million in principal amount. Capitalized interest for the third quarter of 2007 is expected to be about $8 - $9 million.

Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the third quarter of 2007 to be about 35 - 38%. About 50% of the tax provision is expected to be deferred in the third quarter.

NATURAL GAS HEDGE POSITIONS

Please see the tables below for our complete hedging positions.

The following hedge positions for the third quarter of 2007 and beyond are as of July 24, 2007:

Third Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
25,500 MMMBtus	$8.87	—	—	—	—
15,350 MMMBtus	—	—	$6.86 — $8.80	$6.50 — $8.00	$8.23 — $10.15

Fourth Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
12,972 MMMBtus	$8.99	—	—	—	—
20,166 MMMBtus	—	—	$7.71 — $10.51	$6.50 — $8.00	$8.23 — $12.40

First Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
6,391 MMMBtus	$9.20	—	—	—	—
23,061 MMMBtus	—	—	$7.98 — $11.02	$6.98 — $8.00	$10.00 — $12.40

Second Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
7,756 MMMBtus	$7.86	—	—	—	—
5,715 MMMBtus	—	—	$7.64 — $9.34	$7.00 — $8.00	$9.00 — $9.70

Third Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
7,842 MMMBtus	$7.86	—	—	—	—
5,760 MMMBtus	—	—	$7.64 — $9.34	$7.00 — $8.00	$9.00 — $9.70

Fourth Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
2,325 MMMBtus	$8.06	—	—	—	—
1,935 MMMBtus	—	—	$7.64 — $9.34	$7.00 — $8.00	$9.00 — $9.70

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX gas prices, net of premiums paid for these contracts (in millions).

	Gas Prices
	$5.00	$6.00	$7.00	$8.00	$9.00
2007
1st Quarter	$172	$132	$92	$52	$12
2nd Quarter	$135	$90	$49	$21	$(11)
3rd Quarter	$127	$86	$50	$22	$(8)
4th Quarter	$106	$73	$42	$13	$(2)
Total 2007	$540	$381	$233	$108	$(9)

2008
1st Quarter	$96	$66	$37	$8	$1
2nd Quarter	$37	$24	$10	$(1)	$(9)
3rd Quarter	$38	$24	$10	$(1)	$(9)
4th Quarter	$12	$8	$4	$—	$(2)
Total 2008	$183	$122	$61	$6	$(19)

In conjunction with our recent acquisition of properties in the Rocky Mountains, we hedged basis associated with 50% of the proved producing fields from August 2007 through full-year 2012. The weighted average hedged differential during this period was $(1.18) per Mcf.

Approximately 35% of our natural gas production correlates to Houston Ship Channel, 25% to Panhandle Eastern Pipeline, 15% to CenterPoint/East, 8% to Sonat; 6% to Colorado Interstate, 6% to Columbia Gulf and 5% to others.

CRUDE OIL HEDGE POSITIONS

The following hedge positions for the third quarter of 2007 and beyond are as of July 24, 2007:

Third Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46 — $80.40	$50.00 — $60.00	$77.10 — $83.25
888,000 Bbls**	—	—	$37.10 — $55.31	$32.00 — $60.00	$44.70 — $82.00

Fourth Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46 — $80.40	$50.00 — $60.00	$77.10 — $83.25
888,000 Bbls**	—	—	$37.10 — $55.31	$32.00 — $60.00	$44.70 — $82.00

First Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Second Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Third Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Fourth Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

First Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
810,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Second Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Third Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Fourth Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

First Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
900,000 Bbls**	—	—	$34.90 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Second Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
909,000 Bbls**	—	—	$34.90 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Third Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Fourth Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91 — $51.52	$32.00 — $38.00	$50.00 — $53.50

**These 3-way collar contracts are standard crude oil collar contracts with respect to the periods, volumes and prices stated above. The contracts have floor and ceiling prices per barrel as per the table above until the price drops below a weighted average price of $29.23 per barrel. Below $29.23 per barrel, these contracts effectively result in realized prices that are on average $6.64 per barrel higher than the cash price that otherwise would have been realized.

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX oil prices, net of premiums paid for these contracts (in millions).

	Oil Prices
	$50.00	$52.00	$54.00	$56.00	$58.00	$60.00
2007
1st Quarter	$—	$(2)	$(4)	$(7)	$(9)	$(11)
2nd Quarter	$—	$(2)	$(4)	$(7)	$(9)	$(11)
3rd Quarter	$3	$1	$(1)	$(3)	$(5)	$(7)
4th Quarter	$3	$1	$(1)	$(3)	$(5)	$(7)
Total 2007	$6	$(2)	$(10)	$(20)	$(28)	$(36)

2008	$(2)	$(7)	$(13)	$(20)	$(26)	$(33)

2009	$(1)	$(6)	$(12)	$(19)	$(25)	$(32)

2010	$—	$(4)	$(9)	$(17)	$(24)	$(31)

We provide information regarding our outstanding hedging positions in our annual and quarterly reports filed with the SEC and in our electronic publication -- @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia, the U.K. North Sea and China.

The statements set forth in this publication regarding estimated or anticipated 2007 and 2008 production volumes, third quarter 2007 results and the expected timing of development projects and asset sales are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Completion of our proposed divestitures is subject to receiving offers that Newfield considers acceptable.